Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in this Amendment No.1 to the Registration Statement on Form S-1 for Sanchez Energy Corporation, or the Registration Statement, and to the use and inclusion of our reports, each dated August 29, 2011 with respect to the estimates of reserves and future net revenues as of December 31, 2010 and as of June 30, 2011, in the Registration Statement as an appendix to the prospectus included in the Registration Statement and/or as an exhibit to the Registration Statement. We further consent to the reference to our firm as experts in this Registration Statement, including the prospectus included in the Registration Statement.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

October 6, 2011